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                                                           EXHIBIT 10.15



FRANCHISE FINANCE                                                         [LOGO]
CORPORATION OF AMERICA

                                 August 4, 1997

VIA AIRBORNE EXPRESS

Mr. Thomas Baldwin
Chief Financial Officer
Morton's Restaurant Group, Inc.
3333 New Hyde Park Road
New Hyde Park, New York 11042

Dear Tom:

      Morton's Restaurant Group, Inc. ("MRG") has advised FFCA Acquisition Corporation ("FFCA") that MRG or one or more wholly-owned subsidiaries of MRG (individually or collectively, as appropriate, "Borrower") desires to obtain mortgage financing for up to three (3) new Morton's of Chicago restaurants during the next twenty-four (24) months. For each Property, Borrower desires to obtain a construction/long term mortgage loan secured by a first lien mortgage or deed of trust, as determined by FFCA (individually, the "Mortgage Loan" and collectively the "Mortgage Loans"). Each of the Mortgage Loans shall be secured by a first lien mortgage or deed of trust on the land, building and other improvements (individually, a "Property" and collectively, the "Properties"). At the time of the final construction draw of each Mortgage Loan, Borrower may also elect to obtain an equipment loan from FFCA (individually an "Equipment Loan" and collectively, the "Equipment Loans") secured by a first lien security interest in the new furniture, equipment and other trade fixtures at the Property (collectively, the "Equipment").

      Upon the acceptance of this commitment letter (the "Commitment") by Borrower, FFCA commits to make to borrower (i) up to three (3) Mortgage Loans, and (ii) up to three (3) Equipment Loans, all on the terms set forth in this Commitment (individually, a "Transaction" and collectively, the "Transactions").

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A. Basic Commitment Terms.

Background:                  This Commitment outlines certain basic terms and
                             conditions of the Transactions; however, it is not meant to define all of the terms and conditions of the Transactions, which will be set forth more fully in a separate term sheet (the "Term Sheet") and the final documentation for each Transaction.
                             Each Transaction is subject to, among other things, the approval by FFCA's in-house site review and valuation department of the Property and the Loan
                             Amount (as defined below), Borrower's compliance with all of the requirements set forth in this Commitment and the receipt by FFCA of all documents and other information requested by FFCA and its counsel.

Acceptance:                  Borrower may accept this Commitment by signing and
                             returning a copy of this Commitment, together with a check for the Fee (as defined below) to FFCA within 10 days of the date hereof.

Fee: Borrower shall pay FFCA a $9,000.00 fee for this Commitment.

Refundability of Fee:        Although the Fee shall be nonrefundable and fully
                             earned when received by FFCA, all or part of the Fee may be applied to the Property Commitment Fees as described in the Property Commitment Fee Section below. In the event FFCA does not approve any sites prior to expiration of this Commitment, the Fee, less FFCA's reasonable out-of-pocket expenses, will be returned to Borrower.

Transaction
Processing:                  Borrower will notify FFCA as soon as Borrower has
                             identified a Property. Such notice shall include a copy of the proposed purchase agreement, a description of the Property, including the proposed lmprovements, budget for the proposed Improvements, a description and cost estimate for the Equipment and any other documents and information available regarding the Property (the "Property Notice").
                             Upon receipt of the Property Notice, FFCA's in-house site review and insection department will inspect the Property identified by Borrower. If the identified Property is approved by FFCA, FFCA will prepare a Term Sheet in the form attached hereto as Exhibit A outlining the specific terms


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                             and conditions upon which FFCA would be willing to
                             enter into the Transaction. FFCA will not order a title insurance commitment and phase I environmental report or instruct its counsel to begin preparing any of the documentation, until Borrower has accepted the Term Sheet and returned it to FFCA.

Commitment Term:             The term of this Commitment shall commence on the
                             date this Commitment is accepted and automatically expire and be of no further force or effect after July 31 1999. Any Property Notice received by FFCA after such date shall be ineffective.

Loan Amount Cap:             Notwithstanding anything herein to the contrary, in
                             no event shall FFCA be obligated to fund a Transaction where the sum of the Mortgage Loan
                             Amount and the Equipment Loan Amount for a Property exceeds $3,500,000.00.

Property Locations:          Each of the Properties shall be located in the
                             United States of America.

B. Basic Mortgage Loan Terms

Property Commitment
Fee: For each Transaction Borrower shall pay FFCA an underwriting and processing fee equal to the sum of one percent (1%) of the sum of the Loan Amount and the Equipment Loan Amount. Borrower shall be entitled to a $3,000.00 credit towards the Property Commitment Fee owing under each Term Sheet. One-half of the balance of the Property Commitment Fee shall be due upon Borrower's acceptance of a Term Sheet; the balance of the Property Commitment Fee shall be due at the Closing. If any Loan fails to close as a result of Borrower's default, FFCA's damages shall be limited to the Property Commitment Fee and any actual out-of-pocket expenses incurred by FFCA in excess of the Property Commitment Fee.

Documentation                FFCA shall provide Borrower with FFCA's proposed
                             form of promissory note ("Note"), loan agreement
                             ("Loan Agreement"), disbursement agreement
                             ("Disbursement Agreement") mortgage or deed of trust, as determined by FFCA, and security agreement ("Deed of Trust"),


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                             assignment of leases and rents and UCC-1 financing
                             statements.

Loan Amount:                 The sum of (i) the fair market value of the land as
                             determined by FFCA's in-house site inspection and valuation department, (ii) the actual and reasonable cost to construct the Improvements, as determined by FFCA's in-house site inspection and review department (iii) the Property Commitment
                             Fee, and (iv) such soft costs and closing costs as FFCA may approve in its sole discretion.

Loan Amount:                 Up to $3,000,000 for any property (inclusive of the
                             cost of the Land, the Development Price (as defined below), and all financed soft costs and closing costs).

Development Price:           After Borrower purchases the Land, FFCA will fund
                             the sum of (i) the actual and reasonable hard costs incurred to construct the improvements at the Property, and (ii) such soft costs relating to the construction of the Improvements as may be approved as to category and amount by FFCA, in its sole discretion.

Basic Construction
Funding Terms:               The Disbursement Agreement shall provide that FFCA
                             will agree to fund the Development Price in progress payments through Lawyer's Title Insurance
                             Company, and Borrower will agree to complete the lmprovements as provided therein.

Note Terms:                  During the construction period, interest shall
                             accrue at a variable rate equal to the 30-day LIBO
                             Rate then in effect plus 2.75%; thereafter, interest shall accrue at an annual rate equal to the 10-year U.S. Treasury Note Rate in effect 10 days prior to final disbursement of the Development
                             Price plus 2.75%. Principal and interest shall be paid in equal monthly installments due on the first day of each month based on a twenty (20) year amortization schedule.

Prepayment:                  Subject to the terms of the Fixed Charge Coverage
                             paragraph below, the Note may not be prepaid in whole or in part during the first five years of the term of the Note. Thereafter, Borrower may prepay the Note, in whole but not in part, on any regularly scheduled payment date; provided, however, any prepayment during the sixth year of the term of the Mortgage Loan shall include a prepayment premium equal to 5% of the


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                             then outstanding amount of the loan; any prepayment
                             during the seventh year of the term of the Mortgage Loan shall include a prepayment premium equal to 4% of the then outstanding amount of the loan; any prepayment during the eighth year of the term of the Mortgage Loan shall include a prepayment premium equal to 3% of the then outstanding amount of the loan; any prepayment during the ninth year of the term of the Mortgage Loan shall include a prepayment premium equal to 2% of the then outstanding amount of the loan; and any prepayment during the tenth year of the term of the Mortgage Loan shall include a prepayment premium equal to 1% of the then outstanding amount of the loan.

Fixed Charge
Coverage:                    Borrower shall be required to achieve and maintain
                             an annual Fixed Charge Coverage Ratio (as defined below) at each Property equal to or greater than 1.25:1. If Borrower does not achieve such annual the fixed Charge Coverage Ratio for such Properties within 30 days following notice from FFCA, Borrower shall be required to perform one of the following at its sole option: (i) substitute a similar property in the place of the non-complying Property provided such property has a fair market value (as determined by FFCA) of not less than the original principal amount of the related Mortgage Loan terms as are reasonably required by FFCA, (ii) partially prepay the Note by an amount sufficient to raise the Fixed Charge Coverage Ratio at such Property to
                             1.25:1, and Borrower and FFCA shall amend such Note to reamortize the payment schedule thereunder, or
                             (iii) prepay the Note in full or provide that such
                             Note is prepayable and any applicable prepayment penalty is made thereon. For purposes hereof, the term "Fixed Charge Coverage Ratio" shall mean the ratio of (a) the sum of net income before non-recurring items and after corporate overhead allocation (equal to 2% of gross sales), interest charges (in accordance with generally accepted accounting principles), depreciation, amortization, non cash charges and non cash inter-company charges, income taxes, FICA income tax credits and operating lease payments, to (b) the sum of any cash principal and interest mortgage payments and equipment loan payments which are associated with the Property.


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Closing Costs:               Borrower shall pay its attorneys' fees, FFCA's
                             reasonable attorneys' fees, the cost of the phase I environmental report, FFCA's in-house site inspection expenses and all other reasonable and customary Mortgage Loan closing costs, including, without limitation, all mortgage and stamp taxes, construction consultant fees, soil report expenses, disbursement agent costs, survey expenses, and title insurance premiums, and escrow, filing and recording fees.

Guaranty:                    To the extent Borrower is an entity other than MRG,
                             all of Borrower's obligations under the Loan
                             Documents shall be unconditionally guaranteed by MRG.

Basic Construction
Funding Terms:               The Loan Agreement shall provide that FFCA will
                             agree to fund the Loan Amount in progress payments through the title company and Borrower will agree to complete the Improvements as provided therein.

C. Basic Equipment Loan Terms:

Documentation:               In the event Borrower elects to obtain financing
                             for its equipment package from FFCA, FFCA's counsel will prepare and submit to Borrower the form of equipment note (the "Equipment Note"), equipment loan agreement (the "Equipment Loan Agreement"), security agreement (the "Security Agreement") and UCC-1 Financing Statements previously agreed upon by FFCA and Borrower. The Security Agreement shall grant FFCA a first priority purchase money security interest in the Equipment, and the Equipment Loan
                             Agreement shall (i) contain such representations, warranties, covenants and agreements as are customary in loan transactions of this type, and
                             (ii) provide that Borrower will indemnify FFCA against all claims, suits and costs whatsoever relating to any breach of Borrower's representations and warranties. At the Equipment
                             Loan closing, Borrower shall (i) provide FFCA with proof of insurance and copies of all bills of sale, invoices and purchase agreements relating to the Equipment, and (ii) execute the Equipment Note, the Equipment Loan Agreement, the Security Agreement, the UCC-1 financing statements and such other documents as may be reasonably required by FFCA or the title company (collectively, the "Equipment
                             Loan Documents"). In the event Borrower seeks purchase-


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                             money equipment financing from a third party
                             lender, the Loan Documents shall provide the FFCA will subordinate its lien in such equipment to the lien of the third-party lender.

Equipment
Loan Amount:                 The actual and reasonable cost of the Equipment at
                             each Property, but in no event shall the cost exceed the sum of $500,000.00 per Property.

Note Terms:                  Interest shall accrue at the rate per annum equal
                             to the 10-year U.S. Treasury Note Rate in effect 10 days prior to closing plus 2.75%. Principal and interest shall be paid in equal monthly installments due on the first day of each month based on a seven (7) year amortization schedule.

Prepayment:                  Borrower may not prepay any Note in whole or in
                             part during the first four (4) years thereof;
                             thereafter Borrower may prepay the Note in whole only on any regularly scheduled payment date;
                             provided, however any prepayment during the fifth year of the term of the Equipment Loan shall include a prepayment premium equal to 3% of the then outstanding amount of the Equipment Loan;
                             any prepayment during the sixth year of the term of the Equipment Loan shall include a prepayment premium equal to 2% of the then outstanding amount of the Equipment Loan; and any prepayment during the seventh year of the term of the Equipment Loan shall include a prepayment premium equal to 1% of the then outstanding amount of the Equipment Loan.

Equipment Loan
Closing Date:                The date of the final funding of the Loan Amount.

Guaranty:                    To the extent Borrower is an entity other than MRG,
                             all of Borrower's obligations under the Loan
                             Documents shall be unconditionally guaranteed by MRG.

D. Other Material Transaction Terms.

Financial Statements:        Within forty-five days following the end of each
                             quarter during the Commitment Term, Borrower shall provide FFCA with Borrower's financial statements for the preceding quarter.


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Securitization:              The Loan Documents shall provide that FFCA may, at
                             any time, sell, transfer or assign any Note, Deed of Trust and any of the other Loan Documents and Equipment Loan Documents, and any or all servicing rights with respect thereto (each, a "Transfer"), or grant participations therein (each, a "Participation"), or complete an asset securitization vehicle selected by FFCA, in accordance with all requirements which may be imposed by the investors or the rating agencies involved in such securitized financing transaction, as selected by FFCA, or which may be imposed by applicable securities, tax or other laws or regulations, including, without limitation, laws relating to FFCA's status as a real estate investment trust (each, a "Securitization"). Borrower agrees to cooperate in good faith with FFCA in connection with any Transfer Participation and/or Securitization, including, without limitation, (i) providing such documents, financial and other data, and other information and materials (the "Disclosures") which would typically be required with respect to Borrower by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation and/or the Securitization, as applicable; provided, however, Borrower shall not be required to make Disclosures of any confidential information or any information which has not previously been made public unless required by applicable federal or state securities laws; and (ii) amending the terms of the transactions evidenced by the Loan Documents to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Transfers, Participations or Securitization, so long as such amendments would not have a material adverse effect upon Borrower or the transactions contemplated by this Commitment. Borrower consents to FFCA providing the Disclosures, as well as any other information which FFCA may now have or hereafter acquire with respect to the Property or the financial condition of Borrower, to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to each Transfer, Participation and/or Securitization, as applicable. FFCA shall pay its own attorneys' fees and other out-of-pocket expenses incurred in connection with any Transfer, Participation, and/or Securitization; and FFCA shall pay reasonable attorneys' fees incurred by Borrower in


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                             reviewing, negotiating and/or preparing any
                             documentation requested of Borrower in connection therewith.

Contingencies:               Prior to the first Closing, FFCA shall have
                             received and approved the financial statements of Bertolini's and Mick's for the most recent fiscal year. The structure and legal documentation of these Transactions are subject to the approval of FFCA's legal department.

E. Other Matters.

      THE FOREGOING SUMMARY OF BASIC TERMS AND CONDITIONS IS NOT MEANT TO BE:
NOR SHOULD IT BE CONSTRUED AS AN ATTEMPT TO DEFINE ALL OF THE TERMS AND CONDITIONS REGARDING THE TRANSACTIONS AND THE EQUIPMENT LOANS. INSTEAD, IT IS INTENDED ONLY TO OUTLINE CERTAIN BASIC POINTS OF THE BUSINESS UNDERSTANDING AROUND WHICH LEGAL DOCUMENTATION WILL BE STRUCTURED. THE OUTLINED TERMS AND CONDITIONS ARE SUBJECT TO FINAL DOCUMENTATION SATISFACTORY TO ALL PARTIES AND COMPLETE LEGAL REVIEW AND APPROVAL OF ALL PERTINENT MATTERS.

      This Commitment and the Transactions and the Equipment Loans contemplated hereby (i) shall be subject to, in FFCA's judgment, there being no adverse materiel change in Borrower's financial condition, (ii) shall not be assignable by Borrower or relied upon by any third party without the prior written consent of FFCA, and (iii) shall be governed by the internal laws of the State of Arizona, without giving effect to conflict of law principles. This Commitment may be assigned by FFCA without the consent of Borrower. This Commitment (i) supersedes any previous discussions, agreements and/or proposal/commitment letters relating to the Transactions, and the Equipment Loans, (including, but not limited to, those certain Commitment Letters dated April 29, 1997 and July 23, 1997) and (ii) may only be amended by a written agreement executed by FFCA and Borrower. FFCA reserves the right to cancel this Commitment in the event Borrower has made any misrepresentations or has withheld any information with regard to the Transactions.

      ANY ACTION ARISING OUT OF THIS COMMITMENT SHALL BE PROSECUTED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF ARIZONA. FFCA AND BORROWER WAIVES ANY RIGHT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION ARISING OUT OF THIS COMMITMENT. BORROWER WAIVES ANY RIGHT BORROWER HAS OR MAY HAVE TO SEEK OR RECOVER FROM FFCA OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS AND EMPLOYEES ANY AWARD OF SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY DEFAULT BY FFCA UNDER THIS COMMITMENT.


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      Please indicate your acceptance of this Commitment by having a copy of this Commitment signed and returned to FFCA to the attention of Ms. Michelle D. Stewart, FFCA Acquisition Corporation, 17207 North Perimeter Drive, Scottsdale, Arizona 85255, together with a check in the sum of $9,000.00 payable to "FFCA Acquisition Corporation", within ten (10) days from the date hereof or this Commitment will automatically expire.

                                            FFCA Acquisition Corporation,
                                            a Delaware corporation


                                            /s/ Mark E. Wood
                                            ---------------------------------
                                            Mark E. Wood
                                            Vice President, Corporate Finance

ACCEPTED AND AGREED TO on this 11th day of August, 1997.

Morton's Restaurant Group, Inc.


By: /s/ Thomas J. Baldwin
    ------------------------------------
        Thomas J. Baldwin
        Executive Vice President and Chief Financial Officer


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